EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of The Trade Desk, Inc. of our report dated February 21, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in The Trade Desk, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
February 21, 2025